Exhibit 5.1

[OMM LETTERHEAD]

October 14, 2004

MQ Associates, Inc.

4300 North Point Parkway

Alpharetta, Georgia  30022

Re:	Registration of Securities of MQ Associates, Inc.

Ladies and Gentlemen:

                At your request, we have examined the Registration Statement on Form S-4 (File No. 333-118999) and Amendment No. 1 thereto (such registration statement, as amended, the “Registration Statement”), of MQ Associates, Inc., a Delaware corporation (the “Issuer”), in connection with the Issuer’s offer (the “Exchange Offer”) to exchange up to $136,000,000 principal amount at maturity of the Issuer’s 12¼% Senior Discount Notes, Series B, due 2012 that have been registered under the Securities Act of 1933 (the “New Notes”), for a like principal amount of the Issuer’s outstanding 12¼% Senior Discount Notes, Series A, due 2012 (the “Old Notes”).

                We have acted as counsel to the Issuer in connection with the above.  In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate.

                Upon the basis of the foregoing, we are of the opinion that the New Notes have been duly authorized by all necessary corporate action on the part of the Issuer, and when the New Notes have been duly executed, authenticated and delivered by or on behalf of the Issuer in accordance with the Indenture dated as of August 24, 2004 (the “Indenture”), between the Issuer, and Wachovia Bank, National Association, as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, such New Notes will be legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

                The law governed by this opinion is limited to the present federal law of the United States and the present law of the State of New York and the present General Corporation Law of the State of Delaware.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

                We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP